CONSULTING AGREEMENT

            AGREEMENT made this 1st day of September, 1999 ("Agreement"), but effective as of the Effective Date (as defined below), by and between PHILIPP BROTHERS CHEMICALS, INC., a New York corporation, with its principal offices located at One Parker Plaza, Fort Lee, New Jersey 07024 (hereinafter referred to as "PBC"), and I. David Paley, residing at 1185 Park Avenue, #7H New York, New York 10128 (hereinafter referred to as "Consultant").

                              W I T N E S S E T H:

            WHEREAS, Consultant, recently retired from his position as President of Phibro-Tech, Inc. ("Phibro-Tech"), an affiliate of PBC;

            WHEREAS, in recognition of the continued value to PBC of Consultant's extensive knowledge and expertise concerning the business of Phibro-Tech, PBC desires to retain Consultant in an advisory capacity as a consultant upon the terms and conditions hereinafter set forth; and

            WHEREAS, Consultant is willing to render consulting and advisory services to PBC upon the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties hereto agree as follows:

            1. Services. PBC agrees to retain Consultant, and Consultant agrees to render consulting and advisory services to PBC, as an independent contractor and not as an employee, upon the terms and conditions hereinafter set forth.

            2. Term of Agreement. The term of Consultant's services under this Agreement shall be from the Effective Date (as hereinafter defined) through March 15, 2002 (the "Term"), and for a renewal term ("Renewal Term") as may be elected in writing by PBC on terms mutually agreeable to Consultant and PBC, except that the Term may be terminated by Consultant at any time upon at least four weeks' prior written notice to PBC, or by PBC as provided in Section 6, and that the Renewal Term may be terminated by PBC or Consultant at any time by prior written notice to the other. This Agreement shall become effective upon the later to occur of: (a) the execution and delivery of (i) the Separation Agreement between PBC, Phibro-Tech and Consultant of even date herewith, (ii) the General Release and Waiver (the "General Release"), and (iii) the Stock Purchase Agreement between Consultant and Phibro-Tech of even date herewith (the "Stock Purchase Agreement"); and (b) the date and time as of which all waiting periods and all of Seller's rights to withdraw, revoke or rescind his acceptance and execution of the General Release shall have expired and terminated (such date being referred to as the "Closing Date" or the "Effective Date").

            3. Extent of Services. The Chairman of the Board of PBC may request, either verbally or in writing, Consultant to render consulting and advisory services on a part-time basis during the Term and any Renewal Term and Consultant shall, if and when so requested, and at the times, dates and locations which are mutually agreed upon by Consultant and such requesting officer, render such services and shall consult with and advise PBC management and officers in respect of Phibro-Tech and also with respect to strategic opportunities available to PBC. Consultant's services as a Consultant to PBC are intended to be performed at such times and such places as shall minimize inconvenience to Consultant, having in mind his other business commitments which may obligate him to perform services prior to the performance of his services hereunder. During such periods of time when Consultant so renders such services, he shall perform such services faithfully, diligently and to the best of his ability. Consultant shall render said consulting and advisory services at the principal office of PBC, and shall travel to such other locations reasonably designated by Chairman of the Board and reasonably acceptable to Consultant, to render said consulting and advisory services, subject to reimbursement of expenses as provided below with respect to such travel to locations other than the principal office of PBC. Consultant shall have the right, during the Term and any Renewal Term hereof, to engage or participate in, or become employed by, or render advisory or other services in connection with, any and all other business activities, other than a business entity which is then a Competitive Business (as defined below).

            4. Compensation and Benefits. (a) As full compensation for the consulting and advisory services to be rendered by Consultant hereunder, PBC agrees to pay Consultant, during the Term, a consulting fee at the following rates: $200,000 for the first year of the Term; $150,000 for the second year of the Term; and $150,000 for the third year of the Term. Payment shall be made to Consultant in equal monthly installments, or in such other manner as the parties may mutually agree. For purposes of this Section 4, the first year shall be deemed to have commenced on March 15, 1999 and the consulting fee from the Effective Date through March 15, 2000 determined as follows: (1) $200,000 less other compensation paid to Consultant between March 15, 1999 and the Effective Date, plus (2) interest at the rate of ten percent (10%) per annum on the amount which would have been received by Consultant on March 15, 1999 if the Effective Date had been March 15, 1999, which results in the net amount of the consulting fee from the Effective Date through March 15, 2000 being a total of $163,915 (assuming effectiveness at September 1, 1999), or $6,561 per month commencing upon the Effective Date.

            (b) As soon as practicable after the execution of this Agreement, PBC shall obtain from an insurance carrier, licensed to do business in the State of New York and reasonably acceptable to Consultant, a policy or policies of insurance on the life of Consultant, which PBC shall keep in effect at its expense throughout the Term, with a face amount equal to the lesser of $500,000 and the unpaid Consulting Fee payable pursuant to Section 4(a) above through the expiration of the initial three-year Term, payable in the event of the death of Consultant to such persons as Consultant may designate in writing and in default of such designation, payable to the estate of Consultant. Consultant agrees to submit to one or more physical examinations and to otherwise cooperate in the obtaining of such policy or policies.

            (c) PBC shall continue to provide Consultant with (i) the laptop computer currently used by him and (ii) a leased 1999 Range Rover (or substantially equivalent automobile) during the Term. Consultant shall be entitled to purchase such leased automobile upon termination of the lease or this Agreement, whichever shall first occur, by payment of the amount payable by PBC under the lease for such automobile. PBC shall also pay for insurance and ordinary scheduled maintenance costs for such leased automobile during the Term. Parking shall be the responsibility of Consultant.


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

            (d) PBC shall reimburse Consultant for dues and assessments paid by Consultant as a member of Sleepy Hollow Country Club, in Scarborough-on-Hudson, New York, up to $7,000 per year during the Term; the Chairman of the Board of PBC shall be entitled to designate persons to use such club, subject to and in accordance with the rules and regulations of such club.

            5. Independent Contractor; No Deductions and Withholding. Consultant shall, at all times, be an independent contractor and PBC shall have no liability whatsoever for withholding, collection or payment of income taxes or for taxes of any other nature on behalf of Consultant. Under no circumstances shall Consultant have or claim to have power of decision in any activity on behalf of PBC nor supervise, hire or fire employees of PBC. It is specifically understood that PBC shall not, with respect to the consulting and advisory services to be rendered by Consultant, exercise such control over Consultant as is contrary to its relationship with Consultant as an independent contractor.

            6. Termination of Consultant's Engagement. (a) Notwithstanding anything to the contrary contained herein, PBC's engagement of Consultant under this Agreement and Consultant's right to receive the compensation and benefits contemplated by Section 4 above shall terminate upon the earliest to occur of the following events: (i) the death of Consultant; (ii) the expiration of the Term, or applicable Renewal Term, if any; or (iii) upon written notice to Consultant from PBC of its termination of this Agreement for Cause (as hereinafter defined).

            (b) "Cause" for purposes hereof shall mean the conviction of Consultant of: (i) a felony involving the business of the Company or its affiliates or (ii) a misdemeanor involving moral turpitude or deceit, dishonesty or fraud involving the business of the Company or its affiliates.

            (c) No waiver by any party to this Agreement of any breach or default of any covenant or obligation of the other party or parties under any provision of this Agreement, or any of its or their employees, agents or affiliates, shall be deemed a waiver of any future breach or default, whether or not such breach or default is of the same nature.

            (d) If Consultant's engagement shall be validly terminated by PBC for Cause, then PBC shall have no further obligations under this Agreement.

            7. Non-Competition; Restrictive Covenants; Confidentiality and Injunctive Relief.

            (a) Consultant agrees that during the Term of this Agreement, without the prior written approval of the Chairman, the President or the Board of Directors of PBC, he will not directly or indirectly through any other person, firm or corporation, whether for himself or as agent on behalf of any such person, firm or corporation, whether as employee, consultant, principal, lender, partner, officer, director, stockholder or otherwise:

                  (i) engage or participate in, or become employed by, or render any services in connection with, any Competitive Business; or

                  (ii) solicit, entice or induce any employee of PBC or Phibro-Tech, to become employed or retained by any other person or entity; provided, however, that the foregoing provision will not prevent Consultant from employing or offering to employ any such person


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

      who has been terminated by or resigned from PBC or an affiliate prior to the commencement of employment discussions between Consultant and such employee, and Consultant will be permitted to hire and offer to hire non-executive employees of PBC or any affiliate who are contacted as a result of the use of general newspaper or electronic advertisement and other general non-targeted recruitment techniques in the ordinary course of business and consistent with past practice as opposed to targeted solicitations of any one or more of PBC's employees; or

                  (iii) solicit, entice, or induce any client, customer, supplier or account of Phibro-Tech to terminate, reduce or phase out its contractual relationship or other relationship with Phibro-Tech; or

                  (iv) make or utter dishonest statements or acts with respect to PBC or any subsidiary of PBC or act in a manner that is intended or understood to discredit or be detrimental to the reputation, character or standing of PBC or any of its subsidiaries; provided, that the making in good faith of honest misstatements or truthful statements shall not constitute a violation of this clause (iv); or

                  (v) take any action or knowingly approve the taking of any action by any other person which is intended or could be reasonably expected to injure the business, properties, assets, condition (financial or otherwise) or prospects of PBC or Phibro-Tech or bring PBC or any officers thereof into disrepute.

            (b) For purposes hereof, a "Competitive Business" shall mean any business, organization or person (other than Phibro-Tech or any affiliate thereof), whose business activities, products or services include (1) the manufacture or recycling of etchants or the sale of fresh etchant (including, among others, the sale to printed circuit board manufacturers), or (2) the manufacture or sale of copper-based fungicides or gibberellins (a plant growth regulator), regardless of the volume or other measure of materiality. Notwithstanding anything herein to the contrary, Consultant may make passive investments in any enterprise which engages in a Competitive Business the shares of which are publicly traded if such investment constitutes less than five percent (5%) of the equity of such enterprise. Consultant acknowledges that Phibro-Tech has sales and manufacturing facilities throughout the United States and in a number of foreign countries, that it purchases and sells materials and products from and to suppliers and customers located throughout the world and that it expects to expand the scope of its international activities in the future. Consultant therefore agrees that his obligations under this Section 7 extend worldwide.

            (c) For purposes of this Agreement, the term "affiliate" shall mean, with respect to any person or entity, any person or entity which directly or indirectly controls, is controlled by or is under common control with (through ownership of more than 50% of the voting interests or otherwise), such person or entity, and the term "person" shall mean in individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust, and any other entity or organization.

            (d) As used in this Agreement, "Confidential Information" means trade secrets or confidential information belonging to PBC or an affiliate to which Consultant has access by virtue


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

hereunder of his relationship with PBC and its affiliates; provided, however, that the confidential information and trade secrets shall not include any information generally known to persons in the industry or the public in general unless due to breach of Consultant's duties under this Section 7. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of PBC. Confidential Information includes information developed by Consultant in the course of Consultant's employment by PBC, as well as other information to which Consultant may have access in connection with Consultant's employment. Confidential Information also includes the confidential information of others with which PBC has a business relationship.

            (e) At all times, both during Consultant's engagement by PBC and after his termination, Consultant will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the prior written consent of PBC, except as may be necessary in the ordinary course of performing Consultant's duties to PBC, or as may be required in connection with any judicial or administrative proceeding or inquiry, provided that PBC shall have been given prior written notice of such disclosure.

            (f) Consultant recognizes that PBC possess a proprietary interest in the Confidential Information and has the exclusive right to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts contained therein to the exclusion of Consultant, except as otherwise agreed between PBC and Consultant in writing. Consultant agrees that any and all products, inventions, discoveries or improvements developed by Consultant (whether or not able to be protected by copyright, patent or trademark) in the performance of his services hereunder, or involving the use of the time, materials, Confidential Information or other resources of PBC or any of its affiliates, shall be promptly disclosed to PBC and shall become the exclusive property of PBC, and Consultant shall execute and deliver any and all documents necessary or appropriate to implement the foregoing. PBC agrees that any and all products, inventions, discoveries or improvements developed by Consultant (whether or not able to be protected by copyright, patent or trademark) outside of the performance of his services hereunder, and not involving the use of the time, materials, Confidential Information or other resources of PBC or any of its affiliates, shall be the exclusive property of Consultant, and PBC shall execute and deliver any and all documents necessary or appropriate to implement the foregoing. Consultant shall own opportunities initiated by him, outside the scope of his services hereunder and not involving the use of the time, materials, Confidential Information or other resources of PBC or any of its affiliates.

            (g) Consultant acknowledges and agrees that all electronic media, programs, artwork, packaging, copy, memoranda, notes, records, customer lists, marketing materials and other documents, if any, made or compiled by Consultant in the performance of his services hereunder or made available to Consultant during the term of Consultant's engagement by PBC concerning the business of PBC and/or any of its subsidiaries shall be PBC's property and shall be delivered by Consultant to PBC upon termination of his engagement by PBC or at any other time on PBC's request.


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

            (h) The parties acknowledge that the time, scope, geographic area and other provisions of this Section 7 have been specifically negotiated by sophisticated parties and agree that (i) all such provisions are reasonable under the circumstances of this Agreement, (ii) are given as an integral and essential part of this Agreement and (iii) but for the covenants of each of Consultant and of PBC contained in this Section 7, neither PBC nor Consultant would have entered into this Agreement. Each of PBC and Consultant has independently consulted with its or his counsel and has been advised in all respects concerning the reasonableness and propriety of the covenants contained herein, with specific regard to the business to be conducted by PBC and its subsidiaries and affiliates, and represents that this Agreement is intended to be, and shall be, fully enforceable and effective in accordance with its terms.

            (g) The provisions of this Section 7 shall survive the termination of this Agreement, irrespective of the reason therefor.

            (h) The provisions of the Employee Invention and Secrecy Agreement dated January 1, 1991, annexed hereto as Exhibit A ("Employee Secrecy Agreement"), shall remain effective to the extent provided therein.

            (i) Consultant acknowledges that the services to be rendered by him are of a special, unique and extraordinary character and, in connection with such services, he will have access to confidential information which is of commercial value to the business of PBC and/or its subsidiaries. By reason of the foregoing, Consultant consents and agrees that the consequences of any breach of Section 7 may not be fully compensable in damages and, therefore, in addition to any other remedies which PBC may have under this Agreement at law or equity or otherwise, any or all of which shall be available to PBC, PBC and/or any affiliates shall be entitled to apply (without the necessity of posting any bond) to any court of competent jurisdiction for an injunction restraining Consultant or any other party from committing or continuing any such violation (or participating therein) of this Agreement.

            (j) Notwithstanding anything to the contrary in this Agreement, PBC agrees and covenants that it shall remain obligated to pay to Consultant and shall continue to pay, and Consultant shall have the right to continue to receive, the compensation and benefits provided in Section 4, notwithstanding any claimed breach or violation of any provisions of this Section 7, and PBC shall not be entitled to offset or deduct any amounts or claimed damages allegedly resulting from any claimed breach or violation of any provisions of this Section 7 against any amounts due and unpaid to Consultant under this Agreement, unless and until there has been a judgment of a court of competent jurisdiction to the effect that Consultant shall have violated any of the provisions of this Agreement, by awarding PBC damages or otherwise, in which event the amount of offset or deduction shall be limited to the amount of damages so awarded. Each of PBC and Consultant shall be entitled to seek damages, including but not limited to the costs of enforcing this Agreement, and avail itself or himself of any and all rights and remedies available at law or in equity.

            8. Reimbursement of Expenses. During the period of this Agreement, Consultant may incur reasonable out-of-pocket expenses in connection with the performance of services to PBC hereunder for entertainment, travel (exclusive of commutation from the home of the Consultant to the principal office of PBC), meals and hotel accommodations. PBC shall reimburse Consultant for


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

all such reasonable out-of-pocket expenses which Consultant may incur in connection with the performance of his consulting and advisory services to PBC hereunder upon submission by Consultant to PBC of vouchers or expense statements reasonably evidencing such expenses; provided, however, that Consultant shall not be reimbursed for any single expense item in excess of five hundred dollars ($500) unless the incurrence of such expense is approved in advance by the Chairman, President, an Executive Vice-President or Chief Financial Officer of PBC. During the Term of this Agreement, if Consultant shall require secretarial and clerical assistance in connection with the performance of his consulting and advisory services to PBC, Consultant may request such secretarial and clerical assistance from PBC. However, in the absence of such request by Consultant or a failure by PBC to fulfill such request, all expenses incurred by Consultant in respect of secretarial and clerical assistance shall be borne by Consultant.

            9. General. Except as provided in Section 7 of this Agreement, Consultant may accept employment with or render advice and consultation to others, may travel freely, on the business of others, or for pleasure, in the continental United States or elsewhere, and Consultant shall not be obligated to keep PBC advised of his current location, availability or unavailability and shall not be expected to subordinate his other activities, whether business or personal, to those of PBC.

            10. Severability. In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action, and the remaining provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            11. Assignability and Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties, their heirs, administrators, legal representatives, successors and permitted assigns. The obligations of Consultant may not be delegated and, Consultant may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of his rights hereunder, and any attempted delegation or disposition shall be null and void and without effect. This Agreement shall be binding upon PBC and any successor organization which shall succeed to substantially all of the business and assets of PBC, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of PBC, or otherwise, including by operation of law. PBC will require any successor organization which is a purchaser of all or substantially all of the business or assets of Phibro-Tech, by written agreement addressed to Consultant, to assume and agree to perform this Agreement unless such successor shall assume such obligations as a matter of law.

            12. Complete Understanding. This Agreement constitutes the complete understanding of the parties with respect to the subject matter hereof and may not be altered, modified, amended or rescinded except in writing signed by the parties hereto. This Agreement shall supersede all prior agreements and understandings between the parties hereto respecting the services of Consultant to PBC or the subject matter hereof, except for the Employee Secrecy Agreement, which shall remain effective to the extent provided.


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

            13. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York from time to time obtaining.

            14. Headings. The headings set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement in any respect nor shall they in any way affect the substance of the provisions contained in this Agreement.

            15. Notices. All notices and other communications which are required or which may be given under the provisions of this Agreement shall be delivered personally or sent by certified mail, postage prepaid, return receipt requested to each of the parties hereto at the respective addresses set forth above, or to such other address as either party may hereinafter designate in writing as his or its address for this purpose in the manner herein provided for giving notice unless otherwise provided in the Agreement.

            IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.


                                           PHILIPP BROTHERS CHEMICALS, INC.


/s/ I. David Paley                         By: /s/ Jack C. Bendheim
------------------------------                -------------------------------
      I. David Paley


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